  EX-FILING FEES
Calculation of Filing Fee Tables

Form N-2
(Form Type)

PRIORITY INCOME FUND, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carryforward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
						Newly Registered Securities
Fees to Be Paid	Equity	Series M Term Preferred Stock	457(o)	--	--	$1,000,000	0.00015310	$153.1	--	--	--	--
Fees Previously Paid	--	--	--	--	--	--	--	--	--	--	--	--

						Carry Forward Securities
Carry Forward Securities	--	--	--	--	--	--	--	--	--	--	--	--

				Total Offering Amount		$1,000,000		$153.1
				Total Fees Previously Paid				--
				Total Fee Offsets				--
				Net Fee Due				$153.1

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.